EXHIBIT 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
January 22, 2008
The Board of Directors
GMX Resources Inc.
One Benham Place, Suite 600
9400 North Broadway
Oklahoma City, OK 73114
Re: Consent of Independent Petroleum Engineers
To whom it may concern:
Sproule Associates Inc. hereby consents to the incorporation by reference in the registration statement (No. 333-106311) on Form S-8 of GMX Resources Inc. and registration statements (333-117256, 333-115571, 333-127254 and 333-134911) on Form S-3 of the references to our report relating to the proved oil and gas reserves of GMX Resources Inc. for the year ended December 31, 2006, and to the reference to our firm as experts in such registration statements with respect to such report.
Very truly yours,
SPROULE ASSOCIATES, INC.
Keith MacLeod, P.Eng.
President